Exhibit 10.2

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability or, UNTIL the occurrence of the Agreement effective date on THE TERMS DESCRIBED HEREIN, deemed binding on the parties hereto.

Restructuring Support Agreement

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits and schedules attached hereto and incorporated herein in accordance with Section 2, this “Agreement”) is made and entered into as of August 3, 2017 (the “Agreement Effective Date”), by and among the following parties:

i.	Crossroads Systems, Inc., a Delaware corporation (the “Debtor”); and

ii.	Wolverine Flagship Fund Trading Limited, a Cayman Islands exempt company (“Consenting Preferred Shareholder”; and together with the Debtor, the “Parties”).

RECITALS

WHEREAS, the Parties have engaged in good-faith, arm’s-length negotiations regarding a restructuring transaction (the “Restructuring”) pursuant to the terms and upon the conditions set forth in this Agreement;

WHEREAS, the Debtor intends to enter into that certain Restructuring Support Agreement by and among the Debtor, 210/CRDS Investment LLC, a Texas limited liability company (“210”) and certain other Preferred Shareholders (as defined below), the form of which is attached hereto as Exhibit A (the “RSA”). Any capitalized term used in this Agreement that is not defined herein shall have the meaning ascribed to that term in the RSA;

WHEREAS, the Debtor intends to file a case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Western District of Texas (such court, or another bankruptcy court of competent jurisdiction with respect to the subject matter, the “Bankruptcy Court”) to effect the Restructuring through a confirmed prepackaged chapter 11 plan of reorganization (the “Plan”);

WHEREAS, the Debtor has issued and outstanding 2,591,257 shares of Series F convertible preferred stock with a par value of $0.001 (the “Preferred Stock”; and such holders of Preferred Stock, the “Preferred Shareholders”);

WHEREAS, the Debtor has issued and outstanding 1,225,472 shares of common stock with a par value of $0.001 (the “Common Stock”; and such holders of Common Stock, the “Common Shareholders”), which Common Stock shall be cancelled pursuant to the Plan and replaced with shares of New Common Stock (as defined below);

WHEREAS, pursuant to the Plan, (a) creditor claims will be unimpaired, (b) Preferred Shareholders shall receive, pro rata, in exchange for their Preferred Stock, $2,672,233.78 in cash and approximately 230,680 newly issued shares of Common Stock (the “New Common Stock”) of the Reorganized Debtor (as defined below), which New Common Stock shall have a par value of $0.001 per share, and (c) Common Shareholders shall each receive an equivalent number of shares of New Common Stock as the number of shares of Common Stock currently held by such Common Shareholders;

WHEREAS, pursuant to the Plan and that certain Securities Purchase Agreement to be executed by and between the Reorganized Debtor (as hereinafter defined) (the “SPA”), the form of which is attached to the RSA as Exhibit B, upon consummation of the Plan (the “Plan Effective Date”), the Reorganized Debtor, as reorganized in accordance with the Plan (the “Reorganized Debtor”), will issue, and 210 will purchase 1,427,314 shares of New Common Stock, or such other number of shares of New Common Stock that shall constitute 49.49% of the outstanding New Common Stock for an aggregate cash consideration of $4,000,000, which ownership percentage shall not be subject to dilution; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.  Agreement Effective Date.

This Agreement shall become effective and binding upon each of the Parties upon the execution and delivery by both Parties of counterpart signature pages.

Section 2.  Exhibits Incorporated by Reference.

Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern.

Section 3.  Commitments Regarding the Restructuring.

3.01.       Agreements Regarding the Bankruptcy Process, the Plan and Definitive Documentation.

(a)          The Parties agree that the Debtor shall make its reasonable best efforts to comply with its obligations under the RSA.

(b)          The Plan and other Definitive Documentation (as defined in the RSA) shall contain the terms and conditions set forth in the RSA.

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3.02.       Commitments of the Consenting Preferred Shareholder. During the Effective Period (as defined in the RSA), the Consenting Preferred Shareholder shall:

(a)          support and take all actions consistent with the terms of this Agreement and the RSA and necessary or reasonably requested by the Debtor to facilitate consummation of the Restructuring, including, without limitation, (i) after careful review and evaluation of the Disclosure Statement, the Plan and the Solicitation Materials, to timely vote to accept the Plan, in accordance with the applicable procedures set forth in such documents, with respect to each and all of its interests in the Debtor, now or hereafter owned by such Consenting Preferred Shareholder or for which it now or hereafter serves as the nominee, investment manager, or advisor for holders thereof, and (ii) to the extent such election is available, not to elect on its ballot to preserve claims, if any, that each Consenting Preferred Shareholder may own or control that may be affected by any releases contemplated by the Plan;

(b)          not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its vote with respect to the Plan;

(c)          (i) use commercially reasonable efforts to support the confirmation of the Plan and approval of the Disclosure Statement and the solicitation procedures and (ii) not (A) object to, delay, interfere with, impede, or take any other action to delay, interfere with or impede, directly or indirectly, the Restructuring, confirmation of the Plan, or approval of the Disclosure Statement or the solicitation procedures (including, but not limited to, joining in or supporting any efforts to object to or oppose any of the foregoing), or (B) propose, file, support, or vote for, or encourage or assist another person in (x) filing, supporting or voting for any restructuring, workout, or chapter 11 plan for the Debtor other than the Restructuring and the Plan or (y) otherwise initiating or joining in any legal proceeding that is inconsistent with this Agreement, or delay, impede, appeal or take any other action that could reasonably be expected to interfere with the approval, acceptance, confirmation, consummation or implementation of the Restructuring or the Plan, as applicable;

(d)          not commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by the Debtor in connection with the confirmation of the Plan;

(e)          not object to the “first-day” motions and other motions consistent with this Agreement filed by the Debtor in furtherance of the Restructuring;

(f)          not encourage any other person or entity to take any action, including, without limitation, initiating or joining in any legal proceeding that is materially inconsistent with this Agreement, or delay, impede, appeal, or take any other negative action that could reasonably be expected to interfere with the approval, acceptance, confirmation, consummation, or implementation of the Restructuring or the Plan, as applicable;

(g)          negotiate in good faith all Definitive Documentation that is subject to negotiation as of the Agreement Effective Date;

(h)          use reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary or reasonably requested by the Debtor that is consistent with the transactions contemplated by this Agreement and the Plan to support, facilitate, implement, consummate, or otherwise give effect to the Restructuring; and

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(i)          use good-faith efforts to negotiate, execute and implement the Definitive Documentation on terms consistent with this Agreement.

Section 4.  Mutual Representations, Warranties, and Covenants.

Each of the Parties, severally and not jointly, represents, warrants, and covenants to each of the other Parties:

4.01.       Enforceability.  This Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. To the extent such Party is an entity, it is validly existing and in good standing under the laws of the state of its organization.

4.02.       No Consent or Approval.  Except as expressly provided in this Agreement, the Plan, the SPA, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

4.03.       Power and Authority.  To the extent such Party is an entity, and except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

4.04.       Governmental Consents. Except as expressly set forth herein and with respect to the Debtor’s performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring), the execution, delivery and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

4.05.       Mutual Cooperation. The Parties shall use commercially reasonable efforts to effectuate the Restructuring prior to September 15, 2017.

4.06.       Standstill. Until the earlier of (a) date of the termination of this Agreement or (b) ninety (90) days after the Agreement Effective Date, the Consenting Preferred Shareholder agrees that it shall not purchase or sell any of the Preferred Stock or Common Stock of the Debtor held as of the Agreement Effective Date by the Consenting Preferred Shareholder.

4.07.       Disclosure. Within four (4) business days following the Debtor’s execution of this Agreement, the Debtor shall file a Form 8-K setting forth the material terms of this Agreement and all material non-public information provided by the Debtor to the Consenting Preferred Shareholder.

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Section 5.  Acknowledgement.

Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.

Section 6.  Termination Events.

6.01.       Termination of RSA.  This Agreement may be terminated by either Party upon five (5) days’ written notice to the other Party following termination of the RSA.

6.02.       Consenting Preferred Shareholder Termination Events.  The Consenting Preferred Shareholder may terminate this Agreement if (a) the Definitive Documentation (including the Plan) is altered in a manner that provides a recovery to Preferred Shareholders less favorable than the treatment set forth in Section 4.01(b)(iv)(D) of the RSA if such alteration is not cured by the fifteenth (15th) day after written notice thereof is given by the Consenting Preferred Shareholder to the Debtor or (b) the Bankruptcy Court shall not have entered the Confirmation Order within ninety (90) days after the Agreement Effective Date; provided that the Consenting Preferred Shareholder may not terminate this Agreement pursuant to this Section 6.02 if it is in material breach of this Agreement.

6.03.       Termination Upon Completion of the Restructuring.  This Agreement shall terminate automatically without any further required action or notice on the Plan Effective Date.

6.04.       Effect of Termination.

(a)          Except as set forth below, upon termination of this Agreement, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had if it had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon termination of this Agreement, any and all consents tendered by the Parties subject to such termination before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before such date of termination.

(b)          Notwithstanding anything to the contrary in this Agreement, (i) the provisions of Section 6.04 (Effect of Termination) and Section 8 (Miscellaneous) shall survive any such termination, and (ii) no termination of this Agreement shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination, or for the breach of any provision hereof that expressly survives the termination of this Agreement.

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Section 7.  Amendments.

This Agreement shall not be modified, amended, or supplemented without the prior written consent of the Debtor and the Consenting Preferred Shareholder.

Section 8.  Miscellaneous.

8.01.       Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable.

8.02.       Complete Agreement.  This Agreement shall not be effective or binding as to any of the Parties unless and until it is signed by the Debtor.

8.03.       Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

8.04.       Expenses. All reasonable and documented fees and expenses incurred by Kelley Drye & Warren LLP on behalf of the Consenting Preferred Shareholder in connection with the negotiation and execution of this Agreement shall be paid by the Debtor. All other fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the Debtor requests the Consenting Preferred Shareholder to take any actions beyond (i) reviewing the Disclosure Statement, the Plan and the Solicitation Materials, (ii)  voting to accept the Plan, (iii) complying with its obligations under Section 3.02(h) or (i), or (iv) executing or delivering any instrument pursuant to Section 8.01, then the Debtor shall first agree to pay the reasonable out-of-pocket costs and expenses related to the taking of such actions. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

8.05.       GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the United States District Court for the Western District of Texas (the “Chosen Court”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto; provided, however, that if the Debtor commences the Chapter 11 Case, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

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8.06.       Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.07.       Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

8.08.       Interpretation and Rules of Construction.  This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

8.09.       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

8.10.       Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to the Debtor, to:

WeWork

c/o Crossroads Systems, Inc.

11801 Domain Blvd., 3rd Floor

Austin, Texas 78758

Telephone: (512) 928-7335

Attention: Richard K. Coleman, Jr.

with a copy to:

Eric Terry Law, PLLC

4040 Broadway Street

Suite 350

San Antonio, Texas 78209

Attention: Eric Terry, Esq.

eric@ericterrylaw.com

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and a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Telephone: (212) 451-2289

Attention: Adam W. Finerman, Esq.

(b)	if to the Consenting Preferred Stockholder, to:

Wolverine Flagship Fund Trading Limited

c/o Wolverine Asset Management, LLC

175 West Jackson Blvd., Suite 340

Chicago, Illinois 60604

Telephone: (312) 884-4400

Attention: John Ziegelman

with a copy to:

Kelley Drye & Warren LLP

101 Park Avenue, 27th Floor

New York, New York 10178

Telephone: (212) 808-7540

Attention: Michael Adelstein

or such other address as may have been furnished by a Party to the other Party by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.

8.11.       Waiver. Except as expressly provided herein, if the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

8.12.       Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy for any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

8.13.       Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

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8.14.       Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

8.15.       Confidentiality. From and after the Agreement Effective Date until the earlier of (a) the Solicitation Commencement Date (as defined in the RSA) or (b) December 31, 2017, without the prior written consent of the other Parties hereto, no Party shall disclose to any person (other than its officers, directors, managers, employees, agents or financial or other advisors that need to know, so long as such persons are bound by similar confidentiality provisions as set forth herein) any information relating to this Agreement (including the existence thereof), the terms and conditions of this Agreement, or the discussions or negotiations with respect to the transactions contemplated hereby or the status thereof. If any Party determines that it is required by law to disclose any such information, it will, to the extent reasonably practicable, consult with each other Party regarding such disclosure or filing and seek confidential treatment for such portions of the disclosure.

8.16.       Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank.]

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Crossroads Systems, Inc.

By:	/s/ Richard K. Coleman, Jr.
	Name:	Richard K. Coleman, Jr.
	Title:	Executive Director

[Debtor Signature Page to the Restructuring Support Agreement]

Wolverine Flagship Fund Trading Limited

By:	/s/ Kenneth Nadel
	Name:	Kenneth Nadel
	Title:	Authorized Signatory

[Consenting Preferred Shareholder Signature Page to the Restructuring Support Agreement]

EXHIBIT A

FORM OF RSA